                                                Exhibit 19.1

THE MIDDLEBY CORPORATION
INSIDER TRADING COMPLIANCE PROGRAM

In order to promote compliance with applicable securities laws by The Middleby Corporation (the “Company”) and its officers, directors, employees and other related individuals, the Company has adopted the policies and procedures described in this memorandum.

I. Adoption of Insider Trading Policy.

The Company has adopted the Insider Trading Policy attached hereto as Attachment 1 (the “Policy”), which prohibits trading while in possession of material, nonpublic information regarding the Company (“Inside Information”). The Policy covers all officers, directors and employees of the Company, as well as family members of such persons, and others, in each case where such persons have or may have access to Inside Information. The Policy (and/or a summary thereof) is to be delivered to all new employees upon the commencement of their employment with the Company.

II. Designation of Certain Persons; Pre-Clearance Requirement.

A. Section 16 Individuals. The Company has determined that those persons listed on Attachment 2 hereto are the directors, executive officers and other individuals who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (“Section 16 Individuals”). The Board of Directors will periodically determine which of the Company’s officers are “executive officers” for purposes of Section 16.

B. Other Persons. The Company has determined that certain other persons have, or are likely to have, regular or special access to Inside Information in the normal course of their duties. These persons (the “Other Individuals”) include individuals that the Company may designate from time to time and who have been notified that they have been so designated.

C. Pre-Clearance Requirement. The Company has determined that the Section 16 Individuals and Other Individuals, together with members of their immediate families, members of their households, and any other person or entity they control, should be subject to the pre-clearance requirement described in Section V.A. below.

III. Establishment of Trading Window.

The Company has determined that all Section 16 Individuals and Other Individuals shall be prohibited from trading any securities or derivative securities of the Company except during a trading window. The trading window will open at the open of market on the second trading day following the date of public disclosure of the Company’s financial results for a particular fiscal quarter or year and will close at the close of market two weeks prior to the end of the next fiscal quarter. In addition, the Company shall have the right to impose special black-out periods during which all Section 16 Individuals and Other Individuals will be prohibited from trading any securities or derivative securities of the Company, even though the trading window would otherwise be open. The Company may from time to time designate other individuals that are subject to these restrictions.

IV. Appointment of Insider Trading Compliance Officer.

The Company has appointed Michael D. Thompson, the Company’s General Counsel & Secretary, and Brittany C. Cerwin, the Company Chief Accounting Officer, as the Company’s Insider Trading Compliance Officers.

V. Duties of Insider Trading Compliance Officer.

The duties of the Insider Trading Compliance Officers, which may be delegated as determined by such Insider Trading Compliance Officer, shall include the following:

A. Pre-clearing all transactions involving the Company’s securities by Section 16 Individuals and Other Individuals (including elections under employee benefit plans relating to the Company’s securities) and reviewing and approving any blind trust agreements or Rule 10b5-1 trading plans in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

B. Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals.

C. Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 Individuals under Section 16 of the Exchange Act.

D. Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, director and officer questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.

E. Circulating the Policy (and/or a summary thereof) to all officers, directors and employees, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Inside Information.

F. Assisting the Company in implementation of the Policy.

G. Coordinating with outside counsel regarding compliance activities with respect to Rule 144 requirements and regarding changing requirements and recommendations for compliance with Section 16 of the Exchange Act and insider trading laws to ensure that the Policy is amended as necessary to comply with such requirements.

ATTACHMENT 1

THE MIDDLEBY CORPORATION
INSIDER TRADING POLICY

The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with applicable securities laws by The Middleby Corporation and its subsidiaries and affiliates (collectively, the “Company”) and all of its officers, directors, employees and other related individuals in order to preserve the reputation and integrity of the Company and of all persons affiliated with it. Any capitalized terms used but not otherwise defined in this Policy have the meanings assigned in the Insider Trading Compliance Program (the “Compliance Program”) to which this Policy is attached.

Inquiries

Any person who has a question about this Policy or its application may obtain additional guidance from Michael D. Thompson, the Company’s General Counsel & Secretary, who can be reached by telephone at (847) 429-7792 or by e-mail at mthompson@middleby.com, or Brittany C. Cerwin, the Company’s Chief Accounting Officer, who can be reached by telephone at (847) 429-7506 or by e-mail at bcerwin@middleby.com, or. Ultimately, however, the responsibility for adhering to this Policy rests with the individual person.

Applicability of Policy

This Policy applies to all officers, directors and employees of the Company who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people, members of their immediate families, members of their households and any other person or entity controlled by a person covered by this Policy are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to Material Nonpublic Information.

Statement of Policy

It is the policy of the Company to oppose the misuse of Material Nonpublic Information in securities trading and the unauthorized disclosure of any nonpublic information acquired in the work-place.

Specific Trading Prohibitions

1. General Prohibition on Trading on Material Nonpublic Information. No officer, director or employee of the Company or any other person subject to this Policy may, directly or indirectly, engage in any transaction in Company Securities (as defined below), except as otherwise specified in this Policy, at any time he or she possesses Material Nonpublic Information concerning the Company. It is illegal for you to trade while in possession of Material Nonpublic Information, including situations in which you are aware of major developments that have not yet been publicly announced by the Company.

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock, debt securities and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options or swaps (collectively referred to in this Policy as “Company Securities”).

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

To avoid even the appearance of impropriety, additional restrictions on trading Company Securities apply to Section 16 Individuals and Other Individuals. These policies are set forth below under the heading “Additional Trading Guidelines and Requirements for Section 16 Individuals and Other Individuals.” The Company will notify you if you are subject to these additional restrictions. The additional restrictions generally prohibit those covered individuals from trading in Company Securities during black-out periods, permit trading only during a specific trading window and require pre-clearance for all transactions in Company Securities.

2. Short Sales. Pursuant to this Policy, no Insider shall engage in a short sale of Company Securities. Furthermore, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter (a “short against the box”). Short sales may reduce a seller’s incentive to seek to improve the Company’s performance, and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. Transactions in certain put and call options for Company Securities may in some instances constitute a short sale.

3. Publicly-Traded Options. A transaction in options is, in effect, a bet on the short-term movement of Company Securities and therefore may create the appearance that the Insider is trading based on Inside Information. Transactions in options also may focus the Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, warrants or similar instruments or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.
4. Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an individual to lock in much of the value of his or her securities holdings, often in exchange for all or part of the potential for upside appreciation in the security. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other shareholders. Therefore, you are prohibited from engaging in such transactions.
5. Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company Securities, officers, directors and other employees are prohibited from pledging Company Securities pursuant to which such securities could be sold to meet a margin call or pledging Company Securities as collateral for a loan.
6. Tipping. It is illegal and a violation of this Policy to disclose (“tip”) Material Nonpublic Information to any other person (including family members) if you know or have reason to believe that the person will misuse such information for his or her profit by trading in the securities of companies to which such information relates or passing such information to others who will trade. This applies regardless of whether the “tippee” is related to the Insider or is an entity, and regardless of whether you receive any monetary benefit from the tippee. In addition, no Insider or related person may make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in Company Securities.
7. Post-Termination Transactions. This Policy continues to apply to your transactions in Company Securities even after you have terminated employment with the Company. If you are in possession of Material Nonpublic Information when your employment terminates, you may not trade in Company Securities until that information has become public or is no longer material. The pre-approval procedures specified in the section below captioned “Pre-clearance of Trades”, however, will cease to apply to transactions in Company Securities at the beginning of the first full open trading window following the termination of service. Please note that certain legal requirements may also continue to apply to your transactions in Company Securities following your termination of employment or service, including under Section 16 of the Exchange Act and Rule 144 under the Securities Act.

Potential Criminal and Civil Liability and/or Disciplinary Action

1. Liability for Insider Trading. In the United States and many other countries, the personal consequences to you of illegally trading securities while in possession of Material Nonpublic Information can be severe. Besides requiring disgorgement of profits gained or losses avoided, there are substantial civil and criminal penalties which may be assessed for insider trading. Penalties could include imposition of a penalty of up to three times the illicit windfall. In addition, pursuant to federal and state securities laws, Insiders may be subject to penalties of up to $5,000,000 and up to 20 years in jail for engaging in transactions in Company Securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.

If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult with the Insider Trading Compliance Officer.

2. Liability for Tipping. Liability may also be imposed for improper transactions by any person (commonly referred to as a “tippee”) to whom an Insider has disclosed Material Nonpublic Information regarding the Company or to whom an Insider has made recommendations or expressed opinions on the basis of such information as to trading in Company Securities. Both the disclosing person (i.e., the “tipper”) and the tippee can be held liable for violations of this nature. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the trading or when the profits from the trading were small. The SEC, the stock exchanges and other governmental authorities use sophisticated electronic surveillance techniques to uncover insider trading.

3. Possible Disciplinary Actions. Subject to applicable law, officers and employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

Additional Trading Guidelines and Requirements for Section 16 Individuals and Other Individuals

1. Black-Out Period and Trading Window. The period beginning at the close of the market two weeks prior to the end of each fiscal quarter and ending at the open of market on the second Trading Day (as defined below) following the date of public disclosure of the financial results for that fiscal quarter (a “black-out period”) is a particularly sensitive period of time for transactions in Company Securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that Section 16 Individuals and Other Individuals will often possess Material Nonpublic Information about the expected financial results for the fiscal quarter during the black-out period. To ensure compliance with this Policy and applicable federal and state securities laws, all Section 16 Individuals and Other Individuals are prohibited from trading during the black-out period (except as specified by this Policy). In other words, these persons may only conduct transactions in Company Securities during the period commencing at the open of market on the second Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of market two weeks prior to the end of the next fiscal quarter (a “trading window”). The term “Trading Day” shall mean a day on which the national stock exchanges and the NASDAQ Stock Market (“NASDAQ”) are open for trading.

The prohibition against trading during the black-out period encompasses the fulfillment of “limit orders” by any broker and the brokers with whom any such limit order is placed must be so instructed at the time it is placed.

2. Event-Specific Black-Out Period. From time to time, the Company may also prohibit all Section 16 Individuals and Other Individuals, as well as certain other designated employees of the Company from trading Company Securities because of material developments known to the Company and not yet disclosed to the public. In such event, the Company may impose an event-specific black-out period during which all Section 16 Individuals, Other Individuals and other designated employees of the Company may not engage in any transaction involving the purchase or sale of Company Securities and should not disclose to others the fact of such suspension of trading. The existence of an event-specific black-out period will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Company Securities during an event-specific black-out, the Insider Trading Compliance Officer will inform the requesting person of the existence of a black-out period, without disclosing the reason for the black-out. The Company would re-open the trading window at the open of market on the second Trading Day following the date of public disclosure of the information, or at such time as the information is no longer material.

Even when the trading window is open, any person possessing Material Nonpublic Information concerning the Company must not engage in any transactions in Company Securities until such information has been known publicly for at least two Trading Days, whether or not the Company has recommended a suspension of trading to that person. Trading in Company Securities during the trading window should not be considered a “safe harbor,” and all officers, directors, employees and other persons subject to this Policy are responsible for making sure that he or she does not engage in transactions in Company Securities while in possession of Material Nonpublic Information.

2. Pre-clearance of Trades. The Company has determined that all Section 16 Individuals and Other Individuals must refrain from trading in Company Securities, even during the trading window, without first complying with the Company’s “pre-clearance” process. This Policy also applies to members of the immediate family and households of, and any other person or entity controlled by, such persons. Each such person should contact an Insider Trading Compliance Officer prior to commencing any trade in Company Securities. The Insider Trading Compliance Officer will consult as necessary with senior management of the Company before clearing any proposed trade. Each pre-clearance expires after three (3) Trading Days (including the day of approval), upon the imposition of an event-specific black-out period by the Company or upon notification that the pre-clearance has been revoked.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Material Nonpublic Information about the Company, and should describe fully those circumstances to the Company’s Insider Trading Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six (6) months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Individual Responsibility

Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

An Insider may, from time to time, have to forego a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Reporting Violations/Seeking Advice

You should refer suspected violations of this Policy to an Insider Trading Compliance Officer using the contact information above. In addition, if you:

•receive Material Nonpublic Information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or
•receive confidential information and are unsure if it is within the definition of Material Nonpublic Information or whether its release might be contrary to a fiduciary or other duty or obligation,

you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact an Insider Trading Compliance Officer. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All officers, directors and employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision to purchase, hold or sell Company Securities or the information, if made public, likely would affect the market price of Company Securities.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances. Some examples of categories of information that are particularly sensitive and, as a general rule, should always be considered material are:

•Financial results or estimates, or changes to previously released results or estimates
•Known but unannounced earnings results
•Execution, termination or deferral of significant contracts
•New product or service announcements of a significant nature
•Pending or proposed major corporate partnering transactions, joint ventures, mergers or other acquisitions
•Dispositions or acquisitions of significant assets
•A significant cybersecurity incident
•Impending bankruptcy or financial liquidity problems
•Patent or other intellectual property milestones
•Changes in dividend policy
•Stock splits
•New equity or debt offerings
•Purchases or redemptions of Company Securities
•Positive or negative developments in outstanding litigation
•Significant litigation exposure due to actual or threatened litigation
•Regulatory or governmental inquiry or investigation of the Company, its management or employees

•Major changes in senior management or the resignation of key personnel
•Extraordinary borrowing or other financing transactions out of the ordinary course
•Change in auditors or auditor notification that the Company may no longer rely on an audit report
•Any other factors that would cause the Company’s financial results to be substantially different from analyst estimates

Either positive or negative information may be material. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality and trading should be avoided.

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, such as by a press release or a filing with the SEC, and sufficient time must have passed for the securities markets to digest the information. At present, the SEC does not view a website posting, by itself, as a sufficient means of public disclosure. In addition, the circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of Material Nonpublic Information should refrain from any trading activity for at least two Trading Days following its official release.

Exceptions

There are almost no exceptions to the prohibition against insider trading. Unless specifically set forth herein, you simply cannot trade in Company Securities while in possession of Material Nonpublic Information about the Company. For example, it does not matter that the transactions in question may have been planned or committed to before the insider came into possession of the Material Nonpublic Information, regardless of the economic loss that the person may believe he or she might suffer as a consequence of not trading. In addition, please remember that there are no limits on the size of a transaction that will trigger insider trading liability; relatively small trades have in the past occasioned SEC investigations and lawsuits.

The only exceptions to this Policy are set forth below. Please note that the following are not exceptions from applicable pre-clearance requirements.

1. Stock Option Exercises. The trading restrictions in this Policy do not apply to the exercise of an employee stock option where no Company common stock is sold in the market to fund the exercise price or related taxes. The trading restrictions in this Policy do apply, however, to any sale of stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2. 401(k) Plan. If the Company’s 401(k) plan at any time includes a Company stock fund as an investment election, the trading restrictions in this Policy will not apply to purchases of Company stock in such 401(k) plan resulting from your periodic contribution of money to any such plan pursuant to your payroll deduction election. The trading restrictions in this Policy will apply, however, to certain elections you may make under any such 401(k) plan, including (a) an initial election under the plan, (b) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (c) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (d) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (e) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
3. Employee Stock Purchase Plan. The trading restrictions in this Policy do not apply to purchases of Company stock in any employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. The trading restrictions in this Policy also do not apply to purchases of Company stock resulting from lump-sum contributions to any such plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period. The trading restrictions in this Policy do apply to your election to participate in any plan for any enrollment period, to any changes to your payroll contributions to the plan and to your sales of Company stock purchased pursuant to the plan.
4. Restricted Stock Awards. The trading restrictions in this Policy do not apply to the vesting of restricted stock or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The trading restrictions do apply, however, to any market sale of restricted stock.
5. Other Similar Transactions. Any other purchase of Company Securities directly from the Company or sales of Company Securities directly to the Company are not subject to the trading restrictions of this Policy.
6. Gifts of Securities. Bona fide gifts of securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell Company Securities while the Insider is aware of Material Nonpublic Information, or the person making the gift is subject to the trading restrictions specified in the section entitled “Additional Trading Guidelines and Requirements for Section 16 Individuals and Other Individuals” above (in which case pre-clearance is required).
7. Blind Trust Transactions. The trading restrictions in this Policy do not apply to any transaction executed by a trustee of a blind trust established for the benefit of one or more persons subject to this Policy;

provided that (a) the trustee is not a person subject to the Policy, (b) on the date such Company Securities are deposited into the blind trust, the beneficiaries who are subject to the Policy are not in possession of Material Nonpublic Information and are in compliance with the Policy in all respects and (c) the written agreements setting forth the terms of the blind trust are approved by the Insider Trading Compliance Officer prior to the deposit of any Company Securities into the blind trust. For purposes of this exemption, a “blind trust” is an irrevocable trust in which the beneficiaries who are subject to this Policy have no control, either directly or indirectly, over any transaction executed by the third party trustee; provided that the trust documentation may contain guidelines to be followed by the trustee in connection with the disposition of Company Securities.
8. Rule 10b5-1 Trading Plans. Notwithstanding the prohibition against insider trading, Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) and Company policy permit employees to trade in Company Securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged written trading plan (“Trading Plan”) that was entered into when the employee was not in possession of Material Nonpublic Information and that complies with the requirements of Rule 10b5-1. An employee who wishes to enter into a Trading Plan must submit the Trading Plan to the Insider Trading Compliance Officer for his or her approval at least five days prior to the planned adoption of the Trading Plan. Trading Plans may not be adopted when the employee is in possession of Material Nonpublic Information about the Company. An employee may amend or replace his or her Trading Plan only during periods when trading is permitted in accordance with this Policy, and must submit any proposed amendment or replacement of a Trading Plan to the Insider Trading Compliance Officer for approval prior to adoption. An employee must provide notice to the Insider Trading Compliance Officer prior to terminating a Trading Plan. Employees should understand that frequent modifications or terminations of a Trading Plan may call into question the good faith of the employee in entering into the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).

Guidelines Regarding Disclosure of Nonpublic Information

1. Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. The Company’s Corporate Code of Ethics, which is posted on the Company’s web site, contains policies and guidelines regarding the safeguarding of the Company’s confidential information.

2. Responding to Requests for Information. You may find yourself the recipient of questions concerning various activities of the Company. Such inquiries can come from the media, securities analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization. Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company.

•Refer inquiries from securities analysts, other members of the financial community, stockholders or groups or organizations for financial or other information about the Company to the Chief Financial Officer, who is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

•Inquiries from the media or the press should also be referred to the Company’s Chief Financial Officer or the Company’s Investor and Public Relations Department.

•Refer inquiries from the SEC or other government or regulatory authorities to the Company’s Chief Financial Officer or the Company’s General Counsel & Secretary.

3. Regulation FD. The Company is committed to fair disclosure to investors in compliance with all applicable securities laws and regulations, including SEC Regulation FD. Regulation FD prohibits public corporations from selectively disclosing Material Nonpublic Information to securities analysts, broker-dealers, other securities market professionals and security holders who may trade on the basis of the information (“Securities Professionals”).

Whenever the Company (or any person acting on its behalf) discloses Material Nonpublic Information to Securities Professionals, the Company under Regulation FD must simultaneously make public disclosure of the information in question. If the Company learns that it has unintentionally disclosed Material Nonpublic Information, it must issue a press release making the information public within 24 hours.

For a discussion of what types of information are likely to be deemed material, see the section of this Policy entitled “Definition of Material Nonpublic Information”, above.

To avoid violation of Regulation FD, the Company must strictly adhere to disciplined procedures and recordkeeping with respect to formal and informal contacts with Securities Professionals. The Chief Financial Officer (or his or her designee) should be included in all contacts with Securities Professionals. If the Chief Financial Officer (or his or her designee) is not included in the contact, then the Chief Financial Officer (or his or her designee) must be briefed on the substance of any discussions within two hours after any such contact occurs.

ATTACHMENT 2

THE MIDDLEBY CORPORATION
PERSONNEL SUBJECT TO BLACK-OUT PERIOD, TRADING WINDOW AND PRE-CLEARANCE PROCEDURES

As of May 9, 2024

1.Directors:

Name	Title
Gordon O’Brien	Director and Chairman of the Board
Sarah Palisi Chapin	Director
Timothy J. Fitzgerald	Director and Chief Executive Officer
Cathy L. McCarthy	Director
John R. Miller III	Director
Robert A. Nerbonne	Director
Stephen R. Scherger	Director
Tejas P. Shah	Director
Nassem A. Ziyad	Director

2.    Section 16 Officers (including officers who are also directors):

Timothy J. Fitzgerald	Director and Chief Executive Officer
Bryan E. Mittelman	Chief Financial Officer
James K. Pool III	Chief Technology and Operations Officer
Steve P. Spittle	Chief Commercial Officer
Brittany C. Cerwin	Chief Accounting Officer
Matthew R. Fuchsen	Chief Development Officer

3.     Other Individuals Subject to Pre-Clearance of Trades:

All employees designated as Other Individuals subject to pre-clearance of trades and informed as such by Company’s Insider Trading Compliance Officers

To: Michael D. Thompson and Brittany C. Cerwin
Insider Trading Compliance Officers

Fax: (847) 429-7792

Emails: mthompson@middleby.com and bcerwin@middleby.com

Dear Michael and Brittany:

I have reviewed the requirements of The Middleby Corporation Insider Trading Compliance Program and accept the terms of the program.

Specifically, I will pre-clear all transactions with Middleby compliance officers before execution and not engage in any transaction involving Middleby securities or derivative securities, or that of any other company, based on the possession of Material Nonpublic Information as defined in the Insider Trading Compliance Program.

Sincerely,

___________________________
Signature

___________________________
Printed Name

___________________________
Date